                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934



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[ ]    Definitive Additional Materials
[ ]    Soliciting Material Pursuant to SECTION 240.14a-11(c) or SECTION
       240.14a-12

                    Alaska Communications Systems Group, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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

                   ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                            510 L STREET, SUITE 500
                            ANCHORAGE, ALASKA 99501

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

     You are cordially invited to attend the Annual Meeting of Stockholders of Alaska Communications Systems Group, Inc. on Thursday, May 11, 2000, beginning at 10:00 a.m. local time, in the Foredeck of the Ballroom of the Hotel Captain Cook, 939 West 5th Avenue, Anchorage, Alaska. At the meeting, stockholders will be asked to consider and vote on the following proposals:

     1. To elect Charles E. Robinson, W. Dexter Paine, III, Saul A. Fox, Carl H. Marrs, Byron I. Mallott and Wray T. Thorn as directors for one-year terms expiring at the 2001 Annual Meeting;

     2. To ratify the appointment of Deloitte & Touche LLP as our independent auditors for the year ending December 31, 2000; and

     3. To transact any other business that may properly come before the annual meeting.

     Stockholders of record at the close of business on March 27, 2000 are entitled to notice of, and to vote at, the annual meeting. During the ten days prior to the annual meeting, a list of such stockholders will be available for inspection at the offices of Alaska Communications Systems Group, Inc., 510 L Street, Suite 500, Anchorage, Alaska 99501.

     Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card to us in the envelope provided.

     This proxy statement provides you with detailed information about the proposals to be voted on at the meeting. With this proxy statement we are also providing a copy of our 1999 Annual Report to Stockholders in order to provide you with additional information about us. We encourage you to read the proxy statement and the other information carefully.

                                          /s/ DONN T. WONNELL
                                          Donn T. Wonnell
                                          Executive Vice President, General
                                          Counsel
                                          and Secretary

Date: April 10, 2000

PLEASE PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

                                PROXY STATEMENT

                            ------------------------

                      ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                            510 L STREET, SUITE 500
                            ANCHORAGE, ALASKA 99501

                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 11, 2000

                      INFORMATION ABOUT THE ANNUAL MEETING

     The annual meeting will be held on Thursday, May 11, 2000, beginning at 10:00 a.m. local time, in the Foredeck of the Ballroom of the Hotel Captain Cook, 939 West 5th Avenue, Anchorage, Alaska.

INFORMATION ABOUT THE PROXY STATEMENT

     The Board of Directors has sent you this proxy statement to solicit your vote at the annual meeting (including any adjournment or postponement of the annual meeting). This proxy statement contains summarized information required to be provided to stockholders under the Securities and Exchange Commission rules. This proxy statement is designed to assist stockholders in voting their shares. On April 10, 2000, we began mailing the proxy materials to all stockholders of record at the close of business on March 27, 2000.

PROPOSALS TO BE CONSIDERED BY YOU AT THE ANNUAL MEETING

     At the annual meeting, you will be asked to vote on the following proposals:

     Proposal 1: To elect Charles E. Robinson, W. Dexter Paine, III, Saul A.
                 Fox, Carl H. Marrs, Byron I. Mallott and Wray T. Thorn as directors for one-year terms expiring at the 2001 Annual Meeting;

     Proposal 2: To ratify the appointment of Deloitte & Touche LLP as our independent auditors for the year ending December 31, 2000; and

     Proposal 3: To transact any other business that may properly come before the annual meeting.

INFORMATION ABOUT VOTING

     Stockholders of record as of the close of business on March 27, 2000 will be entitled to vote their shares at the annual meeting. Each share is entitled to one vote at the annual meeting. At the close of business on March 27, 2000, there were 32,715,474 shares of our common stock, par value $0.01 per share, outstanding and entitled to vote at the annual meeting.

     BY PROXY: You can vote by completing, signing and dating the enclosed proxy card and returning it by mail in the envelope provided. The instructions for voting are contained on the enclosed proxy card. The individuals named on the card are your proxies. They will vote your shares as indicated. If you sign your cards without indicating how you wish to vote, all of your shares will be voted:

       - FOR all of the nominees for director;

       - FOR ratification of the appointment of Deloitte & Touche LLP as our independent auditors to serve for the year ending December 31, 2000; and

       - at the discretion of your proxies on any other matter that may properly come before the annual meeting.

     IN PERSON: You may attend the annual meeting and vote in person.

     REVOCATION: You may revoke your proxy before it is voted at the meeting by:

     - filing a written notice of revocation dated after the proxy date with Alaska Communications Systems Group, Inc., c/o Michelle Bittner, Assistant Secretary;

     - sending Alaska Communications Systems Group, Inc., c/o Michelle Bittner, Assistant Secretary, a later dated proxy for the same shares of common stock; or

     - attending the annual meeting AND voting in person there.

The address to send such correspondence is: Alaska Communications Systems Group, Inc., c/o Michelle Bittner, Assistant Secretary, 510 L Street, Suite 500, Anchorage, Alaska 99501.

INFORMATION ABOUT QUORUM

     Holders of a majority of the outstanding shares of capital stock entitled to vote generally in the election of directors must be present at the meeting, in person or by proxy, for a quorum to be present. If a quorum is not present, the Chairman of the Board of Directors or a majority in interest of the stockholders entitled to vote thereat may adjourn the annual meeting.

     Shares present either by proxy or in person that reflect abstentions, proxies that are signed but do not indicate how to vote and broker "non-votes" will be counted toward a quorum. Broker "non-votes" occur when a nominee (such as a bank or broker) returns a proxy, but does not have the authority to vote on a particular proposal because it has not received voting instructions from the beneficial owner.

AMOUNT OF VOTES NECESSARY FOR EACH PROPOSAL TO BE APPROVED

     Proposal One: Election of Directors -- The six persons nominated for director receiving the most votes will be elected. Broker non-votes and abstentions will not affect the election of directors except to the extent that failure to vote for an individual results in another individual receiving a larger proportion of votes.

     Proposal Two: Ratification of Independent Auditors -- The ratification of Deloitte & Touche LLP as our independent auditors for the year ending December 31, 2000 must receive an affirmative vote from a majority of the shares of common stock that are present in person or by proxy and are voting on such proposal. Broker "non-votes" and abstentions will reduce the absolute number but not the percentage of the votes needed for approval. They will not be counted as votes for or against this proposal.

COSTS OF PROXIES

     In addition to mailing this proxy statement to you, we may also make additional solicitations by telephone, facsimile or other forms of communication. We will reimburse brokers, banks and other nominees who hold stock for other beneficial owners for their expenses related to forwarding these proxy materials to those beneficial owners. We will bear the entire cost of the proxy solicitation.

INFORMATION YOU SHOULD RELY UPON WHEN CASTING YOUR VOTE

     You should rely only on the information contained in this proxy statement or incorporated by reference when voting on these matters. We have not authorized anyone to give any information or to make any representation in connection with this proxy solicitation other than those contained in or incorporated by reference in this proxy statement. You should not rely on such information or representation as having been authorized by us. You should not infer under any circumstances that because of the delivery of this proxy statement there has not been a change in the facts set forth in this proxy statement or in our affairs since the date on this proxy statement. This proxy statement does not constitute a solicitation by anyone in any jurisdiction in which the solicitation is not authorized or in which the person making the solicitation is not qualified to do so or to anyone to whom it is unlawful to make a solicitation.

                      PROPOSAL ONE: ELECTION OF DIRECTORS

     Six directors will be elected at the 2000 annual meeting to serve until the annual meeting of stockholders in 2001. The six nominees are Charles E. Robinson, W. Dexter Paine, III, Saul A. Fox, Carl H. Marrs, Byron I. Mallott and Wray T. Thorn. Each of them is an incumbent director. The table below contains certain biographical information about each of our directors and executive officers. Each director has consented to serve if elected, but should any nominee be unavailable to serve, each stockholder's proxy will vote for the substitute nominee recommended by the Board of Directors.

VOTE REQUIRED

     The six persons nominated for director receiving the most votes will be elected.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE PERSONS NOMINATED FOR DIRECTOR IN PROPOSAL ONE.

                       BOARD OF DIRECTORS AND MANAGEMENT

NOMINEES FOR DIRECTOR

Charles E. Robinson              Mr. Robinson has served as a director and as
Chairman and Chief Executive     our Chairman and Chief Executive Officer since
Officer                          May 1999. Mr. Robinson has over four decades of
Director since                   experience in the telecommunications industry
1999                             and was instrumental in creating Alaska's long
Age: 66                          distance communications systems, including the
                                 White Alice Communications System, beginning in the late 1950's. Between 1979 and 1982, Mr.
                                 Robinson served as President of Alascom, the state's primary long distance carrier at the time. Under his guidance, Alascom developed the first statewide long distance service network in Alaska, connecting with more than 27 independent local companies. Mr. Robinson served as President and Chief Operating Officer of Pacific Telecom, Inc. from 1981 until its sale to Century Telephone Enterprises, Inc., or
                                 Century, in 1997 and was appointed Chairman and Chief Executive Officer in 1989. Mr. Robinson remained as President and Chief Executive
                                 Officer of Pacific Telecom until February 1999.
                                 Mr. Robinson has been a member of the National
                                 Security Telecommunications Advisory Committee for the last 18 years, having been appointed by President Reagan. Mr. Robinson has also served on the Board of Directors of the United States
                                 Telecommunications Association from 1993 to
                                 1995 and from 1999 to present.

W. Dexter Paine, III             Mr. Paine, a director since July 1998, was a
Director since 1998              co-founder of Fox Paine & Company and has
Age: 39                          served as President since its inception in
                                 1997. From 1994 until founding Fox Paine &
                                 Company, Mr. Paine served as a senior partner of Kohlberg & Company. Prior to joining
                                 Kohlberg & Company, Mr. Paine served as a general partner at Robertson Stephens &
                                 Company. Mr. Paine has a B.A. in economics from Williams College.

Saul A. Fox                      Mr. Fox, a director since May 1999, was a
Director since 1999              co-founder of Fox Paine & Company and has
Age: 46                          served as Chief Executive Officer since its
                                 inception in 1997. From 1984 until founding Fox
                                 Paine & Company, Mr. Fox was at Kohlberg Kravis
                                 & Roberts & Co. Prior to joining KKR, Mr. Fox was an attorney at Latham & Watkins, a law firm headquartered in Los Angeles,

                                 California. Mr. Fox has a B.S. in
                                 communications and computer science from Temple University and a J.D. from the University of Pennsylvania Law School.

Carl H. Marrs                    Mr. Marrs, a director since July 1999, is
Director since 1999              President and Chief Executive Officer of Cook
Age: 51                          Inlet Region, Inc., or Cook Inlet. Mr. Marrs
                                 has been with Cook Inlet for approximately 25 years. During that period, Mr. Marrs has been employed in a series of management positions, culminating in his appointment as President in 1986. Mr. Marrs attended the Stanford
                                 University School of Business for Executives in
                                 1983 and the Amos Tuck School of Business at
                                 Dartmouth College in 1986.

Byron I. Mallott                 Mr. Mallott, a director since January 2000, is
Director since 1999              the President and Chief Executive Officer of
Age: 57                          the First Alaskans Foundation. From 1995 until
                                 January 2000, Mr. Mallott served as the
                                 Executive Director of the Alaska Permanent Fund
                                 Corporation. Prior to joining the Alaska
                                 Permanent Fund Corporation, Mr. Mallott served in various capacities, including director,
                                 Chairman and President and Chief Executive
                                 Officer, of Sealaska Corporation over a period of nearly 20 years. Mr. Mallott has also served in various appointed and elected political positions.

Wray T. Thorn                    Mr. Thorn, a director since January 2000, has
Director since 2000              also been a director with Fox, Paine & Company
Age: 28                          since January 2000. From 1996 until joining
                                 Fox, Paine & Company, Mr. Thorn was a principal and founding member of Dubilier & Company.
                                 Prior to joining Dubilier & Company, Mr. Thorn was an associate in the Acquisition Finance
                                 Group of Chase Securities, Inc. Mr. Thorn is a graduate of Harvard University.

EXECUTIVE OFFICERS

     The table below sets forth certain information about those persons currently serving as our executive officers. Biographical information on Charles
E. Robinson, our Chairman and Chief Executive Officer, is included above in the section "Nominees for Directors."

                                                           BUSINESS EXPERIENCE PRIOR TO
           NAME AND TITLE              AGE                BECOMING AN EXECUTIVE OFFICER
-------------------------------------  --    --------------------------------------------------------
Wesley E. Carson.....................  49    Mr. Carson has served as our President and Chief
  President and Chief Operating              Operating Officer since October 7, 1999 and previously
  Officer                                    served as an Executive Vice President. Mr. Carson has
                                             over 20 years of experience in the telecommunications
                                             industry. He began his career in telecommunications in
                                             1980 with TRT Telecommunications Corporation, an
                                             international data and voice carrier located in
                                             Washington, D.C. that was acquired by Pacific Telecom in
                                             1988. From 1989 to 1998, Mr. Carson served as the Vice
                                             President of Human Resources for Pacific Telecom. In
                                             1998, Mr. Carson became Director of Human Resources for
                                             PacifiCorp and was responsible for administrative
                                             services, the planning, development, implementation and
                                             administration of human resources policies and
                                             procedures and employee relations. From July 1998 to May
                                             1999, Mr. Carson served as the Executive Vice President
                                             of LEC Consulting Corporation. Mr. Carson has been
                                             involved with labor issues for nearly 20 years and an
                                             active participant in Alaska labor relations since 1989.
                                             Mr. Carson holds a B.A. in International Relations from
                                             Brigham Young University, a Master of Public
                                             Administration degree from the University of
                                             Illinois-Springfield and a J.D. from Georgetown
                                             University.

Donn T. Wonnell......................  53    Mr. Wonnell serves as our Executive Vice President,
  Executive Vice President, General          General Counsel and Secretary, a position he has held
  Counsel and Secretary                      since June 1999. Mr. Wonnell has worked in the
                                             telecommunications industry for more than 24 years. Mr.
                                             Wonnell served as Vice President for legal, regulatory
                                             and legislative affairs of Pacific Telecom until the
                                             merger of Pacific Telecom into Century at the end of
                                             1997. Prior to joining Pacific Telecom, Mr. Wonnell
                                             served as President of the Telecommunications and Energy
                                             Division of California Pacific Utilities in San
                                             Francisco, and earlier, as Vice President and General
                                             Counsel of RCA Alaska Communications in Anchorage. Mr.
                                             Wonnell holds a B.A. from the College of William & Mary
                                             and a J.D. from the University of Pennsylvania School of
                                             Law. Mr. Wonnell has been admitted to practice before
                                             the bars of Alaska, California, Pennsylvania and the
                                             District of Columbia.

                                                           BUSINESS EXPERIENCE PRIOR TO
           NAME AND TITLE              AGE                BECOMING AN EXECUTIVE OFFICER
           --------------              ---                -----------------------------
Michael E. Holmstrom.................  57    Mr. Holmstrom serves as our Senior Vice President and
  Senior Vice President and Chief            Chief Financial Officer, a position he has held since
  Financial Officer                          February 1999. He is responsible for our financial,
                                             accounting, tax and business development functions. Mr.
                                             Holmstrom's career in telecommunications spans 35 years.
                                             Since 1990, he has consulted, served as Chief Operating
                                             Officer for Spectrum Network Systems, Ltd. in Sydney,
                                             Australia, and as Chief Financial Officer for Atlantic
                                             Tele-Network in the U.S. Virgin Islands. From 1983
                                             through 1989, he was Vice President of Unregulated
                                             Operations, Chief Financial Officer and then President
                                             of CP National Corporation, a telecommunications
                                             provider that merged with Alltel Corporation in December
                                             1988. Mr. Holmstrom was Vice President of Finance at
                                             Alascom from 1976 through 1980, and Vice President of
                                             Financial and Business Planning at Pacific Telecom,
                                             Alascom's parent corporation, from 1980 to 1981. Mr.
                                             Holmstrom has a B.S. in Business Administration from
                                             Gannon University.

John R. Ayers........................  57    Mr. Ayers serves as our Senior Vice President of
  Senior Vice President of Marketing         Marketing and Sales, a position he has held since May
  and Sales                                  1999. Mr. Ayers has more than 20 years of experience in
                                             the telecommunications industry. As President and
                                             co-founder of e.Net, Ltd. in 1996, Mr. Ayers served as a
                                             consultant to a variety of established and start-up
                                             businesses. From February 1983 through March 1996, Mr.
                                             Ayers held various management positions with Pacific
                                             Telecom and its subsidiaries, including Executive Vice
                                             President of Pacific Telecom Services Company, with
                                             responsibility for strategic planning, marketing and
                                             business development, and Executive Vice President and
                                             General Manager of Alascom, Inc., Alaska's largest
                                             interexchange carrier. Mr. Ayers holds a bachelor's
                                             degree in management from Golden Gate University.

F. Scott Davis.......................  64    F. Scott Davis was appointed as our Senior Vice
  Senior Vice President of Non-              President of Non-Regulated Operations on February 9,
  Regulated Operations                       2000. He is responsible for the Company's nonregulated
                                             communications enterprises, including cellular,
                                             long-distance, Internet and wireless cable television
                                             operations. Prior to his appointment, he served as
                                             President and Chief Operating Officer of MACtel since
                                             August 1995. Mr. Davis has been with MACtel since 1990,
                                             previously serving as Sales and Marketing Manager, and
                                             then General Manager. Mr. Davis has more than 30 years
                                             of experience in the wireless telecommunications
                                             industry, beginning in 1966 at Airsignal International,
                                             Inc., where he advanced to the position of Executive
                                             Vice President before he left in 1982. From 1982 to
                                             1987, he served as Senior Vice President and General
                                             Manager of McCaw Communications Companies, Inc., with
                                             responsibility for Alaska and Hawaii. Mr. Davis worked
                                             in Alaska as a communications broker and consultant from
                                             1987 to 1990. Mr. Davis holds a B.B.A. degree from
                                             Washburn University.

                                                           BUSINESS EXPERIENCE PRIOR TO
           NAME AND TITLE              AGE                BECOMING AN EXECUTIVE OFFICER
           --------------              ---                -----------------------------
Kevin P. Hemenway....................  39    Mr. Hemenway joined us as Vice President and Treasurer
  Vice President and Treasurer               in July 1999 with 10 years of prior experience in the
                                             telecommunications industry. Before joining us, Mr.
                                             Hemenway served as the Chief Financial Officer and
                                             Treasurer of Atlantic Tele-Network, Inc. based in the
                                             U.S. Virgin Islands. From January 1990 to October 1998,
                                             as an independent consultant, Mr. Hemenway performed
                                             financial, accounting, management and rate making
                                             consulting services for the telecommunications industry,
                                             principally for Atlantic Tele-Network, Inc. and its
                                             subsidiaries. From 1986 through 1989, Mr. Hemenway was
                                             employed by Deloitte & Touche LLP as a C.P.A. and
                                             manager, performing both audit and consulting services
                                             and from 1983 to 1986, was employed by Grant Thornton as
                                             a C.P.A. and senior staff accountant. Mr. Hemenway
                                             graduated from Creighton University in 1982 with a
                                             B.S.B.A., majoring in accounting, and is a
                                             non-practicing CPA certificate holder registered in the
                                             State of Nebraska.

THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

     Presently, there are six members on the Board of Directors, five of whom are not our officers. The directors are elected to serve for a one-year term. In early 1999, the Board of Directors consisted of two directors, W. Dexter Paine and Sanjay Swani, an employee of Fox Paine & Company, LLC at the time. On May 7, 1999, the Board of Directors was expanded to include Saul A. Fox and Charles E. Robinson. Mr. Swani subsequently left the employment of Fox Paine and, as a result, chose to resign his position as director on June 25, 1999. J. Russell Triedman, also an employee of Fox Paine at the time, was selected to replace Mr. Swani on the Board of Directors. On July 6, 1999, the Board of Directors was once again expanded to include Carl H. Marrs as a director. As with Mr. Swani, Mr. Triedman left the employment of Fox Paine in late 1999 and resigned his position as a director. On October 29, 1999, Jason Hurwitz replaced Mr. Triedman as a director. Byron I. Mallott joined the Board of Directors on January 3, 2000 to bring the Board of Directors to its present number of six directors. Mr. Hurwitz resigned as director in January of 2000 and, on January 18, 2000, he was replaced by Wray T. Thorn. All the directors who resigned from the Board of Directors did so for personal reasons unrelated to us.

     The Board of Directors met three times in 1999. Each director attended 75% or more of the meetings held during 1999 for the period during which he was a director.

     During 1999, the Board of Directors carried out all its duties necessary for our operations. On February 9, 2000, the Board of Directors established three standing committees: (1) Audit, (2) Compensation and Personnel and (3) Executive. The membership and functions of these committees are as follows:

     AUDIT COMMITTEE. The functions of the Audit Committee are as follows:

     - to recommend annually to the Board of Directors the appointment of our independent auditors;

     - to discuss and review in advance the scope and the fees of our annual audit and review the results thereof with our independent auditors;

     - to review and approve non-audit services of our independent auditors;

     - to review compliance with our existing major accounting and financial reporting policies;

     - to review the adequacy of major accounting and financial reporting policies; and

     - to review management's procedures and policies relating to the adequacy of our internal accounting controls and compliance with applicable laws relating to accounting practices.

     The Audit Committee consists of three directors who are not our employees, Byron I. Mallot, Chair, Carl H. Marrs and Wray T. Thorn. The Audit Committee is examining, and plans to adopt, a charter to govern its future operations.

     COMPENSATION AND PERSONNEL COMMITTEE. The functions of the Compensation and Personnel Committee are as follows:

     - to review and approve annual salaries and bonuses and to recommend for approval by the Board of Directors grants of stock options under our stock incentive plans for all executive officers and other key members of management;

     - to review and approve a competitive total compensation program, including performance-based incentive programs focused on short- and long-term objectives, that enables us to attract and retain key executive officers; and

     - to recommend for approval by the Board of Directors performance objectives that encourage sustained superior earnings performance and increase stockholder value.

     The Compensation and Personnel Committee consists of three directors, Carl
H. Marrs, Chair, W. Dexter Paine, III and Charles E. Robinson.

     EXECUTIVE COMMITTEE. The Executive Committee has the authority to exercise the powers of the Board of Directors, other than those reserved to the Audit Committee and the Compensation and Personnel Committee or to the full Board of Directors, between meetings of the full Board of Directors. The Executive Committee consists of three directors, Charles E. Robinson, Chair, W. Dexter Paine, III and Carl H. Marrs.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the number of shares of our common stock beneficially owned by:

     - each director nominee;

     - each executive officer named in the Annual Compensation Table;

     - all of the directors and executive officers as a group; and

     - beneficial owners of 5% or more of our common stock.

                                                                NUMBER OF      % OF SHARES
                                                              SHARES OF OUR       OF OUR
                                                              COMMON STOCK     COMMON STOCK
                                                              -------------    ------------
                NAME OF BENEFICIAL OWNER(1)                      SHARES             %
                ---------------------------                   -------------    ------------
DIRECTORS:
W. Dexter Paine, III(2).....................................   19,555,751         59.78%
Saul A. Fox(2)..............................................   19,555,751         59.78%
Carl H. Marrs(3)............................................    1,632,407          4.99%
Charles E. Robinson(4)......................................      890,538          2.59%
Byron I. Mallott............................................            0             0%
Wray T. Thorn(2)............................................   19,555,751         59.78%
NON-DIRECTOR EXECUTIVE OFFICERS:
Wesley E. Carson(5).........................................      222,341             *
Donn T. Wonnell(6)..........................................      141,249             *
Michael E. Holmstrom(7).....................................       96,249             *
John Ayers(8)...............................................       91,249             *
All directors and executive officers as a group (10
  persons)(2)(3)............................................   22,629,784         69.01%

                                                                NUMBER OF      % OF SHARES
                                                              SHARES OF OUR       OF OUR
                                                              COMMON STOCK     COMMON STOCK
                                                              -------------    ------------
                NAME OF BENEFICIAL OWNER(1)                      SHARES             %
                ---------------------------                   -------------    ------------
CERTAIN BENEFICIAL OWNERS:
Fox Paine Capital, LLC(2)...................................   19,555,751         59.78%
Fox Paine Capital Fund L.P.(2)..............................   16,251,658          9.25%
FPC Investors, L.P.(2)......................................      241,144             *
Cook Inlet Region, Inc.(3)..................................    1,624,907          4.97%
Goldman Sachs Group, Inc....................................    1,641,026          5.02%

---------------
 *  The percentage of shares beneficially owned does not exceed 1% of the class.

(1) Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. Shares of common stock that a person has the right to acquire within 60 days of the Record Date are deemed to be beneficially owned by such person and are included in the computation of the ownership and voting percentages only of such person. Each person has sole voting and investment power with respect to the shares indicated except as otherwise stated in the footnotes to the table.

(2) Fox Paine Capital, LLC is General Partner or Manager of Fox Paine Capital Fund, FPC Investors, L.P., ALEC Coinvestment Fund I, LLC, ALEC Coinvestment Fund II, LLC, ALEC Coinvestment Fund III, LLC, ALEC Coinvestment IV, LLC, ALEC Coinvestment Fund V, LLC and ALEC Coinvestment Fund VI, LLC and possesses voting and investment power over all shares held by each of these entities. Fox Paine Capital is not the record owner of any shares of our common stock. Messrs. Fox and Paine are members of Fox Paine Capital and share voting power of Fox Paine Capital. Mr. Thorn is a director of Fox Paine Capital. None of the shares shown as beneficially owned by Messrs. Fox, Paine and Thorn are owned of record by these individuals. Each of Messrs. Fox, Paine and Thorn disclaims beneficial ownership of the shares owned by the entities of which Fox Paine Capital is General Partner or Manager, except to the extent of his respective pecuniary interest therein. The address of Fox Paine Capital, Fox Paine Capital Fund, FPC Investors, and Messrs. Fox and Paine is c/o Fox Paine & Company, LLC, 950 Tower Lane, Suite 501, Foster City, California 94404.

(3) Cook Inlet Region, Inc. is record owner of 1,624,907 shares of our common stock. The address of Cook Inlet is P.O. Box 93330, Anchorage, Alaska 99509-3330. Mr. Marrs is President and Chief Executive Officer of Cook Inlet. Mr. Marrs is the record holder of 7,500 shares of our common stock and disclaims beneficial ownership of the shares owned by Cook Inlet, except to the extent of his pecuniary interest therein.

(4) Mr. Robinson is record owner of 281,788 of our common stock and has vested option rights in 608,750 shares. The address of Mr. Robinson is c/o Alaska Communications Systems Group, Inc., 510 L Street, Suite 500, Anchorage, Alaska 99501. Of these shares, 172,729 represent stock grants. See "Insider Relationships and Related Party Transactions."

(5) Mr. Carson is record owner of 132,341 shares of our common stock and has vested option rights in 90,000 shares. The address of Mr. Carson is c/o Alaska Communications Systems Group, Inc., 510 L Street, Suite 500, Anchorage, Alaska 99501. Of these shares, 85,469 represent stock grants. See "Insider Relationships and Related Party Transactions."

(6) Mr. Wonnell is record owner of 66,249 shares of our common stock and has vested option rights in 75,000 shares. The address of Mr. Wonnell is c/o Alaska Communications Systems Group, Inc., 510 L Street, Anchorage, Alaska 99501. Of these shares, 50,000 represent stock grants. See "Insider Relationships and Related Party Transactions."

(7) Mr. Holmstrom is record owner of 16,249 shares of our common stock and has vested option rights in 80,000 shares. The address of Mr. Holmstrom is c/o Alaska Communications Systems Group, Inc., 510 L Street, Suite 500, Anchorage, Alaska 99501.

(8) Mr. Ayers is record owner of 16,249 shares of our common stock and has vested option rights in 75,000 shares. The address of Mr. Ayers is c/o Alaska Communications Systems Group, Inc., 510 L Street, Suite 500, Anchorage, Alaska 99501.

COMPENSATION OF DIRECTORS

     In 1999, directors received no compensation for their services as directors. In the future, we will not compensate employee directors for serving as directors. However, we will compensate our non-employee directors for serving as directors under the Alaska Communications Systems Group, Inc. 1999 Non-Employee Director Stock Compensation Plan. Under the plan, each non-employee director will receive an annual retainer fee of $28,000 plus an additional $1,500 for each Board of Directors and/or committee meeting attended. This compensation will be paid in either shares of our common stock or in cash.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Federal securities laws require executive officers, directors, and owners of more than ten percent of our common stock to file reports (Forms 3, 4, and 5) with the SEC and the New York Stock Exchange. These reports relate to the number of shares of our common stock that each own, and any change in their ownership. Based solely on our review of Forms 3 and 4 filed with the SEC and representations of the executive officers and directors, we believe all persons required to file such forms have done so during fiscal year 1999.

SUMMARY OF EXECUTIVE COMPENSATION

     The table below sets forth a summary of the compensation we paid our Chief Executive Officer and the four additional most highly compensated executive officers.

     The acquisitions of Century's Alaska properties and Anchorage Telephone Utility, or ATU, closed on May 14, 1999. Two of our executive officers, Wesley Carson and Michael Holmstrom, were employed prior to that date by LEC Consulting Corporation, a company that was merged into one of our subsidiaries at closing. Other than Messrs. Carson and Holmstrom, none of our executive officers was compensated by us or any of our subsidiaries to any meaningful extent prior to May 14, 1999. As a result, individual information for Messrs. Carson and Holmstrom is provided for periods prior to and after May 14, 1999. For our other executive officers, individual information is not provided for periods prior to May 14, 1999. The following table shows the actual 1999 cash compensation and the payment of targeted bonuses paid by us for our Chief Executive Officer and each of our four other most highly compensated executive officers under their employment agreements.

                              ANNUAL COMPENSATION

                                                                         LONG TERM
                                                                       COMPENSATION
                                                                  -----------------------
                                                                     AWARDS       PAYOUTS
                                                                  -------------   -------
                                                                   SECURITIES
                                                                   UNDERLYING
      NAME AND PRINCIPAL                                          STOCK OPTIONS                 ALL OTHER
           POSITION             FISCAL YEAR    SALARY    BONUS      SHARES(1)      LTIP     COMPENSATION(2)(3)
      ------------------        -----------   --------  --------  -------------   -------   ------------------
Charles E. Robinson...........     1999       $298,060  $500,000    1,117,500       $0          $1,458,863
  Chairman and
     Chief Executive Officer
Wesley E. Carson..............     1999        186,154   181,655      450,000        0             723,924
  President and
     Chief Operating Officer
Donn T. Wonnell...............     1999        110,776    58,634      300,000        0             506,000
  Executive Vice President,
     General Counsel and
     Secretary
Michael E. Holmstrom..........     1999        175,362    87,677      350,000        0             248,290
  Senior Vice President and
     Chief Financial Officer
John R. Ayers.................     1999        115,392    60,278      300,000        0             198,290
  Senior Vice President

---------------

(1) Options to purchase shares of common stock. See "Options Grants in Last Fiscal Year."

(2) In May and July 1999, Messrs. Robinson, Carson and Wonnell received common stock grants in the amounts of 172,729 shares for Mr. Robinson, 85,469 shares for Mr. Carson and 50,000 shares for Mr. Wonnell. The fair market value of these grants was established using a per share price of $6.1542.

(3) On September 28, 1999, Messrs. Carson, Wonnell, Holmstrom and Ayers each received a grant of stock options for 50,000 shares and Mr. Robinson received a grant of stock options for 100,000 shares. The exercise price per share was $6.1542 and the market price on the date of the grant $10.12. These shares vested on November 23, 1999 upon the completion of our initial public offering.

OPTIONS GRANTS IN LAST FISCAL YEAR

     The table below sets forth information as of December 31, 1999 concerning the issuance of nonqualified stock options in the last fiscal year.

                                             PERCENTAGE
                                                 OF
                                                TOTAL
                              NUMBER OF         STOCK                                           POTENTIAL REALIZABLE VALUES AT
                             SECURITIES        OPTIONS                                           ASSUMED ANNUAL RATES OF STOCK
                             UNDERLYING      GRANTED TO                 MARKET                   PRICE APPRECIATION FOR STOCK
                                STOCK         EMPLOYEES     EXERCISE   PRICE ON                           OPTION TERM
                               OPTIONS           IN         OR BASE     GRANT     EXPIRATION  -----------------------------------
           NAME              GRANTED(1)      FISCAL YEAR     PRICE       DATE        DATE       0%(4)         5%          10%
           ----             -------------   -------------   --------   --------   ----------  ----------  ----------   ----------
Charles E. Robinson........   508,750(1)        16.37%      $6.1542    $ 6.1542   05/14/2008         N/A  $1,726,180   $4,251,665
                              100,000(2)          3.2%       6.1542     10.1200   09/28/2008     396,580     954,524    1,770,823
                              508,750(3)         16.3%       6.1542       14.00   11/17/2008  $3,991,551   1,726,180    4,251,665
Wesley E. Carson...........   400,000(1)         12.9%       6.1542      6.1542   05/14/2008         N/A   1,357,194    3,342,833
                               50,000(2)          1.6%       6.1542     10.1200   09/28/2008     198,290     477,262      885,412
Donn T. Wonnell............   250,000(1)          8.0%       6.1542      6.1542   05/25/2008         N/A     848,246    2,089,270
                               50,000(2)          1.6%       6.1542     10.1200   09/28/2008     198,290     477,262      885,412
Michael E. Holmstrom.......   300,000(1)          4.7%       6.1542      6.1542   05/14/2008         N/A   1,017,895    2,507,125
                               50,000(2)          1.6%       6.1542     10.1200   09/28/2008     198,290     477,262      885,412
John R. Ayers..............   250,000(1)          8.0%       6.1542      6.1542   05/24/2008         N/A     848,246    2,089,270
                               50,000(2)          1.6%       6.1542     10.1200   09/28/2008     198,290     477,262      885,412

---------------

(1) Of these stock options, 10% (16 2/3% in the case of Mr. Robinson) vest on each anniversary of their grant for a period of five years (three years in case of Mr. Robinson). The first anniversary of Messrs. Robinson's, Carson's and Holmstrom's grants will be May 14, 2000; the first anniversary of Mr. Wonnell's grant will be June 1, 2000; and the first anniversary of Mr. Ayers' grant will be May 24, 2000. An additional 10% (16 2/3% in the case of Mr. Robinson ) of these stock options granted to each such officer will vest on December 31st in each of five years (three years in the case of Mr. Robinson) in equal installments, if corporate financial goals established under our stock incentive plan are attained. In the event annual performance criteria are not met, 10% of participants' grants will vest at the end of five years (three years in the case of Mr. Robinson) if the five year cumulative target is met. Because the corporate financial goals for 1999 were obtained, the first year options for each of the above officers, except Mr. Robinson, vested on December 31, 1999, and Mr. Robinson's shares for the first three years vested upon the completion of our initial public offering.

(2) These stock options vested on completion of our initial public offering. Each executive officer has agreed not to dispose of more than 20% annually of the shares he may receive upon exercise of these options. This 20% becomes available for disposition in January for each of five years commencing in the year 2000.

(3) These stock options granted to Mr. Robinson represent variable options. Variable options result in compensation expense through the vesting date based on the difference between the exercise price and the current market value of the underlying stock. These options vested upon the completion of the initial public offering. Mr. Robinson has agreed not to dispose of more than 20% annually of the shares he may receive upon exercise of these options. This 20% becomes available for disposition in January for each of five years commencing in the year 2000.

(4) Represents the potential realizable value of each grant of options calculated through its expiration date assuming that the underlying stock appreciates from its market price on the date of grant through the options expiration date at the annual rate of 0%, 5% and 10%.

AGGREGATED STOCK OPTION EXERCISES AND YEAR-END VALUE

     The table below sets forth, on an aggregated basis:

     - information regarding the exercise of options to purchase our common stock by each of the named executive officers listed on the Executive Compensation table above; and

     - the value on December 31, 1999 of all unexercised options held by such individuals.

                                                  NUMBER OF SHARES              VALUE OF UNEXERCISED
                                               UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                                             OPTIONS AT FISCAL YEAR END        AT FISCAL YEAR END(1)
                                            ----------------------------    ----------------------------
                   NAME                     EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                   ----                     -----------    -------------    -----------    -------------
Charles E. Robinson.......................    608,750         508,750       $3,786,912      $3,164,832
Wesley E. Carson..........................     90,000         360,000          559,872       2,239,488
Donn T. Wonnell...........................     75,000         225,000          466,560       1,399,680
Michael E. Holmstrom......................     80,000         270,000          497,664       1,679,616
John R. Ayers.............................     75,000         225,000          466,560       1,399,680

---------------

(1) The fair market value of stock options as of December 31, 1999 was assumed to be $12.375 per share, based on the closing price of the securities underlying the stock options on that date.

                        REPORT ON EXECUTIVE COMPENSATION

TO OUR STOCKHOLDERS

     During 1999, the Board of Directors and certain senior management oversaw and administered our executive pay program on behalf of our stockholders. This report provides details and background information regarding the executive pay program. It is our philosophy that executive compensation be linked closely to corporate performance and increases in shareholder value. Our current compensation program articulates the following objectives in support of this philosophy:

     - provides competitive total compensation that enables us to attract and retain key executives;

     - provides variable compensation opportunities that are linked to performance; and

     - establishes an appropriate balance between incentives focused on short-term objectives and those encouraging sustained superior earnings performance and increases in shareholder value.

COMPENSATION OF EXECUTIVE OFFICERS

     During the year ended December 31, 1999, the Board of Directors and certain senior managers undertook the review and setting of compensation for our executive officers. The decisions were made by the members of the Board of Directors serving at the time of the decisions. Throughout 1999, our officers Charles Robinson and Wesley Carson also participated in executive officer compensation deliberations other than their own.

     In their deliberations, the Board of Directors and senior managers took into account how compensation compared to compensation paid by competing companies as well as our performance and available resources. At the Board of Director's request, our Human Resources Division, assisted by an outside consultant, evaluated the total compensation package of executives in relation to competitive pay levels. Our outside consultant provided us with market reference points from general industry and the telecommunications industry sector to establish competitive pay for all executive jobs. For compensation analysis purposes, general industry and telecommunications industry sector data were equally weighted. Given the increasingly aggressive business environment in which we must operate and the competitive marketplace for executive talent, this approach recognizes industry specific knowledge without limiting the recruitment market. This approach will continue to be reviewed in the future to ensure that it yields the desired results of attracting and retaining top-notch talent.

     Our executive compensation programs have three principal elements: base salary, annual incentive compensation and long-term incentive compensation. The following is a summary of the compensation received by our executive officers.

     SALARIES. The salaries for the Chief Executive Officer and each other executive officer for 1999 are based primarily on the officer's level of responsibility and comparisons to prevailing salary levels for similar officers at comparable companies. Their compensation was generally set around the fiftieth percentile in relation to comparable companies. The need for superior industry knowledge, skills and abilities during our start-up phase resulted in a few of the higher ranking positions at or about the seventy-fifth percentile in relation to comparable companies. This was required to ensure a solid foundation for growth. We therefore entered into employment agreements with certain of our officers including the Chief Executive Officer. The Board of Directors believes that the levels of the executive officers' salaries are consistent with its objective of attracting and retaining key personnel. For a detailed description of the compensation agreements with our executive officers, see the "Employment Agreements" section below.

     ANNUAL INCENTIVES. All executive officers participated in the annual Executive Bonus Plan, or the Plan, during 1999. Awards under the Plan are earned based upon our EBITDA (earnings before interest, taxes, depreciation and amortization) performance. The Board of Directors set a target EBITDA of $105,345,000 for 1999 at which executive officers would receive 100% of their target bonus. The Plan provides for modification of total dollars included in the bonus pool, up or down, based on our performance relative to target EBITDA and also modification of individual awards, up or down, based on an individual's performance in relation to established objectives. No bonus pool is established if our financial performance is less than 96% of our annual EBITDA target. Payments due under the Plan for 1999 were paid in the year 2000.

     LONG-TERM INCENTIVE COMPENSATION. In 1999, our company established the ALEC Holdings, Inc. 1999 Stock Incentive Plan and the Alaska Communications Systems Group, Inc. 1999 Stock Incentive Plan. Alaska Communications Systems Group, Inc.'s long-term performance incentive programs provide our executive officers with the opportunity to receive stock options conditioned on the achievement of certain performance targets based on our EBITDA and other performance related goals. The programs allow executive officers to buy specified numbers of shares of Common Stock at the value of the stock at the time of the grant or at other prices determined by the Board of Directors. The options granted in 1999 are designed to vest over the course of not more than nine years. These programs are designed to promote our success and enhance our value by linking the interests of our officers to those of our stockholders and by providing participants with an incentive for outstanding performance. For a detailed description of the programs, see the "Stock Incentive Programs" section below.

     OTHER BENEFITS. We also provide certain other benefits to our executive officers including car allowances and the reimbursement of moving expenses.

     COMPENSATION OF CHIEF EXECUTIVE OFFICER. The criteria, standards and methodology used by the Board of Directors and certain senior managers in reviewing and establishing the Chief Executive Officer's salary, bonus and other compensation are the same as those used with respect to all other executive officers, as described above. Based on its review of data compiled by the Human Resources Division, with assistance by an outside consultant, the Board of Directors set Mr. Robinson's base compensation for 1999 at an annual rate of $500,000. In connection with the completion of the acquisitions of Century's Alaska properties and ATU, a stock grant of 172,729 shares valued at approximately $1,062,283 was given to Mr. Robinson in May 1999. Application of our compensation criteria based on the meeting of EBITDA targets resulted in the Chief Executive Officer receiving for 1999 a bonus valued at $500,000. Finally, as described herein, Mr. Robinson received 1,117,500 shares of restricted stock options that are subject to performance based criteria. Upon completion of our initial public offering on November 23, 1999, 608,750 of those shares vested.

     REPORT ON REPRICING OF OPTIONS/SAR'S. In connection with our initial public offering, we accelerated the vesting terms of variable options originally granted on May 14, 1999 to Charles Robinson. We determined that accelerating the vesting of the variable options was appropriate since the nine-year cliff vesting terms of those options were significantly beyond the retirement age of Mr. Robinson. Failure to accelerate the vesting of all of those variable options to the date of our initial public offering would have resulted in periodic stock-based compensation expenses to us. We do not believe that this would have been in the best interest of our stockholders. The original vesting terms for Mr. Robinson prior to amendment was three years. The following table presents the data underlying the amendment of the options granted to Mr. Robinson.

                                                                                                  LENGTH OF
                                          NUMBER OF                                                ORIGINAL
                                          SECURITIES    MARKET PRICE     EXERCISE                OPTION TERM
                                          UNDERLYING    OF STOCK AT      PRICE AT                REMAINING AT
                                         OPTIONS/SARS     TIME OF        TIME OF        NEW        DATE OF
                                         REPRICED OR    REPRICING OR   REPRICING OR   EXERCISE   REPRICING OR
                               DATE        AMENDED       AMENDMENT      AMENDMENT      PRICE      AMENDMENT
                            ----------   ------------   ------------   ------------   --------   ------------
Charles E. Robinson.......  11/18/1999     508,750         $14.00        $6.1542      $6.1542     05/14/2008
  Chairman and Chief
     Executive Officer

SUMMARY

     The Board of Directors believes that the caliber, motivation and leadership abilities of our employees are critical to our success in a competitive marketplace. Effective and motivational compensation programs are essential ingredients to success. The Board of Directors believes that our compensation programs are effective in serving us and our stockholders in the short and long term.

     SUBMITTED BY THE MEMBERS OF THE BOARD OF DIRECTORS

Charles E. Robinson
Saul A. Fox
Byron I. Mallott
W. Dexter Paine, III
Carl H. Marrs
Wray T. Thorn

            BOARD OF DIRECTORS INTERLOCKS AND INSIDER PARTICIPATION
                           IN COMPENSATION DECISIONS

     As described above, the compensation for our executive officers was determined by the members of the Board of Directors as constituted at the time of the decisions. In addition, our officers Charles Robinson and Wesley Carson participated in these deliberations other than the deliberations regarding their own compensation.

                               PERFORMANCE GRAPH

     The following line graph compares the cumulative total stockholder return on our common stock from November 18, 1999 (the first day on which our stock was publicly traded) through December 31, 1999 with the cumulative total return of the Standard & Poor's Corporation Composite 500 Index (the "S&P 500") and the cumulative total return of a peer group index. The graph assumes an initial investment of $100 in our common stock and in each of the S&P 500 and peer group indices on November 18, 1999, and assumes that dividends, if any, were reinvested.

     The peer group index consists of the following companies:

     - Century Telephone Enterprises, Inc.

     - CFW Communications Company

     - Commonwealth Telephone Enterprises, Inc.

     - Conestoga Enterprises, Inc.

     - CT Communications, Inc.

     - D&E Communications, Inc.

     - General Communication, Inc.

     - ITC Deltacom, Inc.

     - Telephone and Data Systems, Inc.

     - Warwick Valley Telephone Company

                   ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

              COMPARISONS OF CUMULATIVE TOTAL STOCKHOLDER RETURNS

                                                  ALASKA COMMUNICATIONS
                                                   SYSTEMS GROUP, INC             S&P 500 INDEX             PEER GROUP INDEX
                                                  ---------------------           -------------             ----------------
Nov. 18, 1999                                            100.00                      100.00                      100.00
Dec. 31, 1999                                             88.79                      105.89                       99.86

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In connection with the execution of the purchase agreement relating to Century's Alaska properties, Century entered into a consulting agreement, dated August 14, 1998, with LEC Consulting Corporation, a corporation owned and operated by current and former members of our management team. Pursuant to the consulting agreement, LEC Consulting provided management and advisory services to Century's Alaska properties with respect to its day-to-day business operations. Under the terms of the consulting agreement, Century paid LEC Consulting $175,000 per month for these services. In addition to the services required under the consulting agreement, LEC Consulting employees were responsible for managing the transition process for us and for creating the infrastructure necessary to begin operations as of May 14, 1999. In addition, Fox Paine & Company loaned to LEC Consulting approximately $3.4 million beginning in August 1998 for funding of start-up expenses, which amount was repaid out of funds provided by us on May 14, 1999 as part of the fees and expenses related to the acquisitions of Century's Alaska properties and ATU. LEC Consulting was merged into Alaska Communications Systems Holdings, Inc. on May 10, 1999.

     Pursuant to a consulting agreement between Century and Mr. Robinson, Mr. Robinson will continue to provide consulting services to Century with respect to its operations in Alaska and the lower 48 states. We do not believe that these services will interfere with Mr. Robinson's fulfillment of his duties and responsibilities to us. We have agreed that Mr. Robinson will not participate in making any decisions relating to acquisitions by us in the lower 48 states during the term of his consulting agreement and for two years thereafter. This consulting agreement will expire on or before November 2000.

     Pursuant to a consulting agreement between ATU and e.Net, Ltd., e.Net, Ltd. received $90,955 in consulting fees. Mr. Ayers' wife is the majority investor in e.Net, Ltd. and Mr. Ayers was a founder and the former President of the company. We do not believe that this relationship will interfere with Mr. Ayers' fulfillment of his duties and responsibilities to us.

     In connection with the completion of the acquisitions of Century's Alaska properties and ATU, members of management were given grants of our common stock. In connection with the stock grants, we loaned Messrs. Robinson and Carson approximately 40% of the fair market value of the grants on May 14, 1999 on a non-recourse basis. The largest aggregate amount of Mr. Robinson's indebtedness was $425,204.68. An interest rate of 8% was being charged on the loan. The largest aggregate amount of Mr. Carson's indebtedness was $210,396.15. An interest rate of 8% was charged on the loan. Subsequently, we loaned Mr. Wonnell approximately 40% of the fair market value of the grants made to him on July 31, 1999 on a non-recourse basis. The largest aggregate amount of Mr. Wonnell's indebtedness was $121,853. An interest rate of 8% was charged on the loan. We forgave Mr. Robinson's, Mr. Carson's and Mr. Wonnell's indebtedness in early January of 2000. The proceeds of these loans, which were secured by the shares of our common stock owned by the individual borrowers, were used by those three individuals to pay taxes on the income deemed received in connection with the grants.

     Fox Paine & Company received aggregate advisory fees in the amount of $14.2 million upon consummation of the acquisitions of Century's Alaska properties and ATU. In addition, Fox Paine & Company will receive an annual management fee in the amount of 1% of our consolidated net income before interest expense, interest income, income taxes, depreciation and amortization and equity in earnings (losses) of minority investments, calculated without regard to the fee. As described above, Messrs. Fox and Paine are co-founders and officers of Fox Paine & Company and Mr. Thorn is a director of Fox Paine & Company.

                            STOCKHOLDERS' AGREEMENTS

     On May 14, 1999, we entered into a stockholders' agreement with Fox Paine Capital Fund, L.P., investors affiliated with Fox Paine Capital Fund, L.P. and several non-fund investors, including co-investors and some of our employees listed on the signature pages to the stockholders' agreement. Since May 14, 1999, additional parties, including Cook Inlet, have been added to the stockholders' agreement. The following is a summary of the material terms of the stockholders' agreement and is qualified in its entirety by reference to the stockholders' agreement, which is listed as an exhibit to our Annual Report on Form 10-K for 1999.

TRANSFER RESTRICTIONS

     The stockholders' agreement contains general restrictions on the ability of our stockholders to transfer their shares of common stock. In addition, if Fox Paine Capital Fund and its affiliates desire to sell or dispose of all their shares of common stock, they have the right to require the non-fund investors to sell all of their shares of common stock on a pro rata basis and on the same terms and conditions in that transaction. The non-fund investors have tag-along rights which enable them to participate on a pro rata basis and on the same terms and conditions in sales of shares of common stock by Fox Paine Capital Fund and its affiliates other than sales made pursuant to Rule 144 under the Securities Act.

REGISTRATION RIGHTS

     Under the stockholders' agreement, as of November 23, 1999 and subject to limited exceptions,

     - Fox Paine Capital Fund and its affiliates, as a group, may make up to six demands for registration under the Securities Act of their shares of common stock;

     - Affiliates of Donaldson, Lufkin & Jenrette Securities Corporation, or holders of at least 25% of the shares of common stock presently owned by DLJ, may make one demand for registration under the Securities Act of their shares of common stock; and

     - Cook Inlet, or holders of at least 25% of the shares of common stock presently owned by Cook Inlet, may make one demand for registration under the Securities Act of its shares of common stock.

     Upon any demand for registration by any of Fox Paine Capital Fund and its affiliates, DLJ or Cook Inlet, each of our other stockholders will be given the opportunity to participate on a pro rata basis in the registration demanded. The stockholders' agreement also provides the stockholders with piggyback registration rights that allow each of them to include all or a portion of their shares of common stock under a registration statement filed by us, subject to limited exceptions. The stockholders amended the stockholders' agreement so that piggyback registration rights were not exercisable in connection with the initial public offering.

OTHER AGREEMENTS

     Pursuant to the stockholders' agreement, each of our stockholders has agreed at all times during the term of the stockholders' agreement, not to act as a member of a group or in concert with others in connection with the acquisition, disposition or voting of shares of common stock in any manner inconsistent with the stockholders' agreement.

     Provisions in the stockholders' agreement:

     - preclude stockholders from granting any proxy or entering into any voting trust with respect to our common stock or entering into any stockholders' agreement or arrangement inconsistent with the provisions of the stockholders' agreement; or

     - grant members of management various rights to put or call their shares of common stock upon completion of the offering.

TERMINATION

     The rights and obligations described under "Transfer Restrictions" will terminate when:

     - Fox Paine Capital Fund and its affiliates own less than 20% of the fully diluted shares of common stock then outstanding; or

     - the warrants issued in connection with the senior discount debentures are exercised.

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

     In addition, the stockholders' agreement will terminate upon any recapitalization, consolidation, reorganization or other restructuring of Alaska Communications Systems Group, Inc. as a result of which parties to the stockholders' agreement and their permitted transferees own less than a majority of the outstanding voting power of the entity surviving that recapitalization, consolidation, reorganization or other restructuring. After such a transaction, only rights and obligations described under "Registration Rights" will survive until the earlier of:

     - May 14, 2019; or

     - the date when there are no longer any shares outstanding or issuable upon exercise or conversion of any options, warrants, rights or other convertible securities that remain to be registered.

Rights and obligations under the stockholders' agreement relating to indemnification will survive indefinitely.

                             STOCK INCENTIVE PLANS

ALEC HOLDINGS, INC. 1999 STOCK INCENTIVE PLAN

     In connection with the completion of the acquisitions of Century's Alaska properties and ATU, we adopted the ALEC Holdings, Inc. 1999 Stock Incentive Plan under which we may grant incentive awards in the form of options to purchase shares of our common stock, restricted shares of our common stock and stock appreciation rights to participants, which include non-employee directors, officers, employees and consultants of us and our affiliates. The total number of shares of our common stock initially reserved and available for grant under the stock incentive plan is 3,410,486 shares. A committee of our Board of Directors, or our Board of Directors itself in the absence of a committee, is authorized to make grants and various other decisions under the stock incentive plan. Unless otherwise determined by the Board of Directors or such committee, any participant granted an award under the stock incentive plan must become a party to, and agree to be bound by, the stockholders' agreement.

     GENERAL. Stock options may include incentive stock options, nonqualified stock options or both, in each case, with or without stock appreciation rights. Stock options are generally nontransferable and, unless otherwise determined by the Board of Directors or a designated committee, have a term of ten years. Upon a participant's death or when the participant's employment with us or the applicable affiliate of us is terminated for any reason, the participant's then-unvested stock options are forfeited and the participant or his or her legal representative may, within three months if termination of employment is for any reason other than death, or one year in the case of the participant's death, exercise any previously vested stock options. Stock appreciation rights may be granted in conjunction with all or part of any stock option award and are generally exercisable only in connection with the exercise of the related stock option. Upon termination or exercise of the related stock option, stock appreciation rights terminate and are no longer exercisable. Stock appreciation rights are transferable only with the related stock options. Unless otherwise provided in the related award agreement or, if applicable, the stockholders' agreement, immediately prior to the change of control transactions described in the stock incentive plan, all outstanding stock options and stock appreciation rights will become fully exercisable and vested, and any restrictions and deferral limitations applicable to any restricted stock awards will lapse. The Board of Directors or its designated committee may also grant to any participant, on terms and conditions determined by the Board of Directors or its designated committee, the right to receive cash payments to be paid at that time as an award results in compensation income to the participant in order to assist the participant in paying the resulting taxes.

     On May 14, 1999, we issued options to purchase 2,244,500 shares of common stock to some of our employees and a consulting firm (204,000 of which were subsequently forfeited); on May 24, 1999, we issued options to purchase 250,000 shares of common stock to some of our employees; on May 25, 1999, we issued options to purchase 250,000 shares of common stock to some of our employees; on June 1, 1999, we issued options to purchase 25,000 shares of common stock to some of our employees; on June 9,

1999, we issued options to purchase 15,000 shares of common stock to some of our employees; and on June 25, 1999, we issued options to purchase 73,500 shares of common stock to some of our employees. For all of these options, 10% vest on each anniversary of their grant for a period of five years (16 2/3% for a period of three years in the case of Mr. Robinson) and an additional 50% of the options vest on the ninth year of the date of grant, and vesting will be accelerated to each December 31 of the five years (three years in the case of Mr. Robinson) following the date of grant, in equal installments, if corporate financial goals established under our stock incentive plans are obtained. The vesting of 508,750 performance-based options of Mr. Robinson, however, have been accelerated and vested upon the completion of our initial public offering. In addition, vesting of 20,000 variable options held by another employee, F. Scott Davis, have been accelerated and vested upon the completion of our initial public offering. These employees have agreed not to dispose of more than 20% annually of the shares they may receive upon exercise of these options. This 20% becomes available for disposition in January for each of five years commencing in the year 2000. On September 28, 1999, we issued options to purchase 470,000 shares of common stock to some of our employees; on October 25, 1999, we issued options to purchase 4,000 shares of our common stock to some of our employees; on November 1, 1999, we issued options to purchase 8,000 shares of our common stock to some of our employees; and on November 15, 1999, we issued options to purchase 21,500 shares of common stock to some of our employees, all of which vested upon the completion of our initial public offering. The employees to whom these options have been granted have agreed not to dispose of more than 20% annually of the shares they may receive upon exercise of these options. This 20% becomes available for disposition in January for each of five years commencing in the year 2000 (plus any shares permitted to be disposed of, but not disposed of, in any previous year). We had an independent appraisal of the fair market value of these recently granted options. Based upon this appraisal, we recorded $1,997,000 as of November 15 of deferred compensation that was charged to expense on November 23, 1999.

     Additionally, as discussed above, 528,750 of the options granted in May 1999 under the ALEC Holdings, Inc. 1999 Stock Incentive Plan are performance-vesting options that vested upon completion of our initial public offering. Based upon the midpoint of our initial public offering price range, we recorded compensation expense of $4,148,000.

     AMENDMENTS OR TERMINATION. The stock incentive plan will terminate on May 14, 2009. However, awards outstanding at that time will not be affected or impaired by the stock incentive plan's termination. Our Board of Directors and any designated committee have authority to amend the stock incentive plan and awards granted thereunder.

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC. 1999 STOCK INCENTIVE PLAN

     In connection with our November 23, 1999 offering, we adopted and approved the Alaska Communications Systems Group, Inc. 1999 Stock Incentive Plan. This plan is designed to promote our success and enhance our value by linking the interests of our officers, employees and consultants to those of our stockholders and by providing participants with an incentive for outstanding performance. This plan is further intended to provide flexibility in its ability to motivate, attract and retain employees upon whose judgment, interest and special efforts our business is largely dependent. Our officers, employees and consultants, including employees who are members of our board of directors, and officers, employees and consultants of our subsidiaries and affiliates are eligible to participate in this plan. Non-employee directors are not eligible to participate in this plan. This plan is intended to remain in effect until 2009. The description below summarizes the material terms of this plan.

     GENERAL. The plan will be administered by the Compensation and Personnel Committee of our Board of Directors, or another committee designated by our Board of Directors, and provides for the grant of stock options, both non-qualified and incentive stock options and other types of equity-based awards.

     The plan provides that the maximum number of shares of common stock available for grant under the 1999 plan is 1,500,000.

     The term of options granted under the plan may not exceed 10 years. Unless otherwise determined by our Compensation and Personnel Committee, options will vest ratably on each of the first four anniversaries after the grant date and will have an exercise price equal to the fair market value of the common stock on the date of grant.

     A participant exercising an option may pay the exercise price in cash or, if approved by our Compensation and Personnel Committee, with previously acquired shares of common stock or in a combination of cash and stock. Our Compensation and Personnel Committee, in its discretion, may allow the cashless exercise of options. Vesting of stock options occurs as follow: 1/3 based on time, 1/3 based on our performance and 1/3 based on the individual's performance. The 1/3 based upon our performance will vest at the end of each fiscal year provided that we meet our EBITDA objectives.

     Options are nontransferable other than by will or the laws of descent and distribution or, at the discretion of our Compensation and Personnel Committee, by a written beneficiary designation and, in the case of a non-qualified option, by a gift to members of the holder's immediate family. The gift may be made directly or indirectly or by means of a trust or partnership or limited liability company and, during the participant's lifetime, may be exercised only by the participant, any such permitted transferee or a guardian, legal representative or beneficiary. On February 9, 2000, our Board of Directors granted stock options under this plan to certain of our employees.

     OTHER AWARDS. A stock appreciation right, or SAR, permits a participant to receive cash or shares of common stock, or a combination thereof, as determined by our Board of Directors or our Compensation and Personnel Committee. The amount of cash or the value of the shares is equal to the excess of the fair market value of a share of common stock on the date of exercise over the SAR exercise price, multiplied by the number or shares with respect to which the SAR is exercised. Restricted stock may be subject to performance or service-based goals upon which restrictions will lapse. Performance units or restricted units may be granted subject to performance goals and/or service-based restrictions, and will be payable in cash or shares of common stock or a combination as determined by our board of directors or our Compensation and Personnel Committee. Dividend and interest equivalents with respect to awards, and other awards based on the value of common stock, may also be granted.

     CHANGE IN CONTROL. In the event of a change in control, any option or SAR that is not then exercisable and vested will become fully exercisable and vested, restrictions on restricted stock will lapse and performance units will be deemed earned. Change in control generally means:

     - the acquisition of an amount of common stock greater than the amount held, directly or indirectly, by Fox Paine, our controlling stockholder, and representing at least 30% of the outstanding common stock or voting securities;

     - a change in the majority of the members of the Board of Directors, unless approved by the incumbent directors or Fox Paine;

     - the completion of a merger or other business combination involving us in which, among other things, our stockholders fail to retain more than 50% of the common stock and voting power; or

     - approval by our stockholders of a complete liquidation or dissolution or sale of substantially all of our assets.

     AMENDMENTS OR TERMINATION. Our Board of Directors may at any time amend or terminate the plan and may amend the terms of any outstanding option or other award, except that no termination or amendment may impair the rights of the participants as they relate to outstanding options or awards. However, no such amendment to the plan will be made without the approval of our stockholders to the extent such approval is required by law or stock exchange or automated quotation system rule.

     The Plan is designed to provide a greater identity of interests between the executive and stockholders by affording the executives an opportunity to share in our future success.

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC. 1999 EMPLOYEE STOCK PURCHASE PLAN

     In connection with our November 23, 1999 offering, we adopted and approved the Alaska Communications Systems Group, Inc. 1999 Employee Stock Purchase Plan. The purpose of the purchase plan is to further our long-term stability and financial success by providing a method for our employees to increase their ownership of common stock. Under the purchase plan, 1,000,000 shares of common stock is available for issuance and sale. Unless sooner terminated at the discretion of our Board of Directors, the purchase plan will terminate on December 31, 2009.

     ELIGIBILITY. All of our employees and all of the employees of designated subsidiaries generally are eligible to participate in the purchase plan, other than employees whose customary employment is 20 hours or less per week or is for not more than five months in a calendar year, or who are not eligible to participate due to restrictions under the Internal Revenue Code.

     GENERAL. A participant in the purchase plan may authorize regular salary deductions of a maximum of 15% and a minimum of 1% of base compensation. The fair market value of shares which may be purchased by any employee during any calendar year may not exceed $25,000. The amounts so deducted and contributed will be applied to the purchase of full shares of common stock under options to purchase shares at 85% of the lesser of the fair market value of such shares on the date of purchase or on the offering date for such offering period. The offering dates will be January 1 and July 1 of each purchase plan year, and each offering period will consist of one six-month purchase period. Shares will be purchased for participating employees on the last business days of June and December for each purchase plan year and each such participant will have the rights of a stockholder with respect to such shares.

     Participants may decrease their payroll deductions at any time but not more than once during any offering period. Participants may increase or decrease their payroll deductions for any subsequent offering period by notifying the purchase plan administrator no later than 15 days prior to such offering period. Participants may also withdraw from participation in the purchase plan at any time on or prior to the 15th day of the last month of the offering period. If a participant withdraws from the purchase plan, any contributions that have not been used to purchase shares will be refunded. A participant who has withdrawn may not participate in the purchase plan again until the next offering period.

     In the event of retirement or other termination of employment before the 15th day of the last month in the offering period, any contributions that have not yet been used to purchase shares will be refunded and a certificate issued for the full shares in the participant's account. In the event of a participant's death, any contributions that have not yet been used to purchase shares and all shares in such participant's account will be delivered to the participant's beneficiary designated in writing and filed with us, or, if no beneficiary has been designated or survives the participant, to the participant's estate. Any payroll deductions that have not been used to purchase shares will be returned to the participant after the end of the applicable offering period.

     AMENDMENTS OR TERMINATION. Our Board of Directors may amend the purchase plan in any respect, although our stockholders must approve any amendment that would increase the number of securities that may be issued under the purchase plan or would cause the plan to fail to qualify for beneficial tax treatment under Section 423 of the Internal Revenue Code. Our Board of Directors may suspend or terminate the purchase plan at any time. However, in the event of a termination while an offering period is in progress, our Compensation and Personnel Committee may return accumulated payroll deductions or shorten the offering period by setting a new date of purchase.

ALASKA COMMUNICATIONS SYSTEMS GROUP., INC. 1999 NON-EMPLOYEE DIRECTOR STOCK COMPENSATION PLAN

     In connection with our November 23, 1999 offering, we adopted and approved the Alaska Communications Systems Group, Inc. 1999 Non-Employee Director Stock Compensation Plan. The purpose of this plan is to promote a greater identity of interests between our non-employee directors and our stockholders and to attract and retain individuals to serve as directors. The plan is administered by our Board of Directors.

     ELIGIBILITY. Our non-employee directors were eligible to participate in the plan as of the date of the offering. A total of 150,000 shares of common stock has been reserved for issuance and is available for grants under the plan.

     ADJUSTMENT OF AWARDS. Our Board of Directors or its designated committee may adjust the awards under the plan if there is any change in corporate capitalization, such as a stock split, or a corporate transaction, such as a merger, consolidation, separation, including a spin-off, or other distribution of our stock or property, any reorganization or any partial or complete liquidation.

     GENERAL. Each non-employee director, other than directors affiliated with Fox Paine, will receive a portion of his or her annual retainer and meeting fees in shares of common stock. In addition, non-employee directors may make an annual irrevocable election to receive shares of common stock in lieu of all, or a portion, of such director's remaining fees. The number of shares of common stock granted to a director will be equal to the appropriate percentage of fees payable to the director in each calendar quarter, divided by the fair market value of a share of common stock on the last business day of the calendar quarter. We will round the number of shares granted to the director down to the nearest whole share of common stock and pay cash for the value of any fractional share. Each director may defer the receipt of his or her cash payments into an interest-bearing cash account and/or his or her elected or mandatory share of common stock into a share account which will be credited with additional shares having a value equal to the dividends that would be paid on the shares credited to the share account, if they were outstanding. When the director leaves our Board of Directors or, if earlier, upon a change of control, the amount of cash in his or her cash account, plus a number of shares of common stock equal to the number of shares in his or her share account will be delivered to the director, with cash being paid in lieu of any fractional shares.

     Grants and awards under the plan are nontransferable other than by will or the laws of descent and distribution, or at the discretion of our Board of Directors or its designated committee, by a written beneficiary designation.

     AMENDMENTS OR TERMINATION. Our Board of Directors may at any time terminate or amend the plan, except that no termination or amendment may impair the rights of directors relating to outstanding awards. No amendment will be made without the approval of our stockholders to the extent such approval is required by law or stock exchange or automated quotation system rule.

                 IMPACT OF INTERNAL REVENUE CODE SECTION 162(m)

     Section 162(m) of the Internal Revenue Code limits deductible compensation to $1,000,000 a year for each of the five highest paid executive officers. Performance-based compensation, however, can be excluded from the determination of compensation subject to this limit if it meets certain requirements. The Compensation and Personnel Committee's policy is to take this limitation into account in structuring executive compensation programs, but the Committee does not believe it is necessarily in our or our stockholders' best interest for all plans to meet the requirements of Section 162(m) deductibility.

     A special transitional rule applies to compensation paid under plans and programs that were in existence prior to the time a company becomes publicly held. Thus, stock grants pursuant to the ALEC Holdings, Inc. 1999 Stock Incentive Plan, the Alaska Communications Systems Group, Inc. 1999 Stock Incentive Plan and Alaska Communications Systems Group, Inc. 1999 Employee Stock Purchase Plan will be exempt from the limits of Section 162(m). The transitional period expires upon the earliest of: (i) the expiration of the plan; (ii) the material modification of the plan; (iii) the issuance of all stock or other compensation that has been reserved under the plan; or (iv) the first meeting of shareholders that occurs after December 31, 2002.

                             EMPLOYMENT AGREEMENTS

     Before completion of the acquisitions of Century's Alaska properties and ATU, we entered into new employment arrangements with some of our employees relating to their employment with us and Alaska Communications Systems Holdings, their ownership of our common stock and the granting of options to purchase shares of our common stock following the completion of these acquisitions.

EMPLOYMENT AGREEMENT WITH CHARLES E. ROBINSON

     Under the employment agreement among Alaska Communications Systems Group, Inc., Alaska Communications Systems Holdings, Inc. and Charles E. Robinson, dated as of March 12, 1999, Mr. Robinson served as the Chairman of the Board of Directors, Chief Executive Officer and President Alaska Communications Systems Group, Inc. and Alaska Communications Systems Holdings, Inc. for a three-year period, which will be extended automatically for successive additional one-year periods unless either our Board of Directors, or Mr. Robinson gives no less than 90 days written notice of an intention not to extend the term. On October 7, 1999, Mr. Carson became our President and Chief Operating Officer while Mr. Robinson retained his title of Chairman of the Board and Chief Executive Officer. Mr. Robinson will receive an initial annual base salary of $500,000, which may be increased at the beginning of each year following the first year of employment. Mr. Robinson will be eligible for an annual bonus equal to 100% of his annual base salary for each calendar year based on our attainment of mutually determined business targets, with appropriate adjustments to the extent we exceed or fail to reach these targets. In no event will Mr. Robinson's annual bonus be less than $200,000. Mr. Robinson's employment agreement also provides for other customary benefits including fringe benefit plans, paid vacation, life and disability insurance plans and expense reimbursement.

     Under Mr. Robinson's employment agreement, if Mr. Robinson's employment were to be terminated by Mr. Robinson for good reason or following a change in control or by Alaska Communications Systems Group, Inc. without cause, we would be obligated to pay Mr. Robinson a lump sum cash payment in an amount equal to the sum of:

     - Mr. Robinson's annual base salary, as then in effect, plus

     - Mr. Robinson's most recent annual bonus, as well as reimbursement for the cost of continuing health insurance coverage under COBRA for twelve months.

     In addition, upon the termination of Mr. Robinson's employment, the number of then-unvested options will vest as are necessary to vest at least one-third of all options received by Mr. Robinson. In addition, in the event we decide at any time not to extend the term of his employment agreement, we will pay Mr. Robinson the sum of:

     - Mr. Robinson's annual base salary, as then in effect, plus

     - Mr. Robinson's most recent annual bonus, plus

     - reimbursement for the cost of continuing health insurance coverage under COBRA for twelve months.

     The employment agreement with Mr. Robinson also provides that during his employment and during the 12-month period following any termination of his employment, Mr. Robinson will not directly or indirectly own, make equity or debt investments in, manage, control, participate in, consult with, advise, render services to, or in any manner engage in, or be connected as an employee, officer, partner, director, consultant or otherwise with:

     - any enterprise engaged in the provision of local exchange or wireless telecommunications services in any state in which:

      -- we, our affiliates or subsidiaries, or

      -- any entity that is a party to an acquisition agreement with us, our affiliates or subsidiaries is engaged in the provision of local exchange or wireless telecommunications services, or

     - any enterprise that is the subject of a potential transaction made known to us, our affiliates or subsidiaries, or Mr. Robinson during or at any time prior to the termination of his employment agreement, that is engaged in the provision of local exchange or wireless telecommunications services.

     However, Mr. Robinson may be a passive owner of not more than 1% of any publicly traded class of capital stock of any entity engaged in the provision of local exchange or wireless telecommunications services. Mr. Robinson's employment agreement also provides for other non-inducement and non-solicitation restrictions during Mr. Robinson's employment and during the 12-month period following any termination of his employment.

EMPLOYMENT AGREEMENT WITH WESLEY E. CARSON

     Under the employment agreement, dated March 12, 1999, by and among Alaska Communications Systems Group, Inc., Alaska Communications Systems Holdings, Inc. and Wesley E. Carson, Mr. Carson served as our Executive Vice President and Alaska Communications Systems Holdings, Inc. for a two-year initial term at an annual base salary of $200,000. On October 7, 1999, Mr. Carson assumed the title of President and Chief Operating officer of Alaska Communications Systems Group, Inc. Previously, Mr. Robinson held the title of President. Mr. Carson's employment agreement generally contains provisions similar to those in Mr. Robinson's employment agreement, except that:

     - Mr. Carson does not have a guaranteed minimum annual bonus, and

     - Mr. Carson's employment agreement does not provide any additional rights with respect to vesting of then-unvested options upon termination.

OTHER EMPLOYMENT ARRANGEMENTS

     We have made additional employment commitments to other of our officers on terms and conditions substantially similar to those in the employment agreement with Mr. Carson.

                     PROPOSAL TWO: APPOINTMENT OF AUDITORS

     Our Board of Directors has appointed Deloitte & Touche LLP to serve as our independent auditors for the year ending December 31, 2000. This appointment is subject to your ratification. Our management considers Deloitte & Touche LLP to be well qualified.

     Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

VOTE REQUIRED

     The affirmative vote from a majority of the shares of common stock that are present in person or by proxy and voting on such proposal is required for ratification of the appointment of independent auditors.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR SUCH APPOINTMENT.

                                 OTHER MATTERS

     We do not know of any other matters to be presented at the annual meeting other than those discussed in this proxy statement. However, if other matters are properly brought before the annual meeting, your proxies will be able to vote those matters at their discretion.

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

                 STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

     In order for stockholder proposals to be included in the proxy statement for the 2001 annual meeting, we must receive them no later than December 11, 2000. Stockholder proposals must be in compliance with Rule 14a-8 under the Exchange Act and with our Bylaws. They must also be submitted in writing by notice delivered to the Corporate Secretary, Alaska Communications Systems Group, Inc., 510 L Street, Suite 500, Anchorage, Alaska 99501. These notices must set forth:

     - the stockholder's name and address;

     - the text of the proposal to be introduced;

     - the number of shares of our common stock the stockholder held of record, owned beneficially and represented by proxy as of the date of the notice; and

     - a representation that the stockholder intends to appear in person or by proxy at the meeting to introduce the proposal specified in the notice.

     In addition, any stockholder who meets the requirements of the proxy rules under the Exchange Act may nominate a candidate for director or may bring other business before the annual meeting of stockholders for 2001. For other such business to be included in the proxy materials, it must meet the additional requirements set forth in the paragraph above. Any such nomination or other business must be submitted in writing by notice delivered to the Corporate Secretary, Alaska Communications Systems Group, Inc., 510 L Street, Suite 500, Anchorage, Alaska 99501, not later than December 11, 2000.

     For director nominations, the stockholder's notice must list all information relating to the nominee that is required to be disclosed in solicitations of proceeds for election of the directors in an election contest, or that is required under the Exchange Act. This includes the nominee's written consent to serving as a director, if elected. For other business, the stockholder's notice must include a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting. It must also describe any material interest that the stockholder or beneficial owner has in that business. In both cases, the stockholder's notice must also set forth, both as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

     - the name and address of such stockholder and of such beneficial owner, as they appear on our books; and

     - the number of each class of our shares which are owned beneficially and of record by such stockholder and such beneficial owner.

                         ANNUAL REPORT TO STOCKHOLDERS

     We are mailing a copy of our 1999 Annual Report to Stockholders together with this proxy statement to stockholders of record on the Annual Meeting record date. Any stockholder who desires additional copies may obtain one, without charge, by addressing a request to the Assistant Secretary, Alaska Communications Systems Group, Inc., 510 L Street, Suite 500, Anchorage, Alaska 99501. We will charge an amount equal to the reproduction cost if the exhibits are requested.

                         ANNUAL MEETING OF STOCKHOLDERS
                  OF ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

     The 2000 Annual Meeting of Stockholders of Alaska Communications Systems Group, Inc. will be held on Thursday, May 11, 2000 in the Foredeck of Ballroom of the Hotel Captain Cook, 939 West 5th Avenue, Anchorage, Alaska 99501. The meeting will begin at 10:00 a.m. Doors to the meeting will open at 9:30 a.m.

                             The Hotel Captain Cook
                              939 West 5th Avenue
                            Anchorage, Alaska 99501
                              Phone: 907-276-6000
                               Fax: 907-343-2298

DIRECTIONS TO THE HOTEL

     From the Airport, take International Airport Road East. Go approximately
2.5 miles, bear right onto Minnesota Boulevard North. Continue on Minnesota Boulevard North, it will become I Street. Turn left on to 4th Avenue for the Hotel Captain Cooks's main circular driveway and valet parking. Entrances to the parking garage are located on 4th and 5th Avenues.

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
PROXY


                   ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.


     The undersigned, having received the Notice of Annual Meeting and Proxy Statement dated April 10, 2000 and holding common stock of Alaska Communications Systems Group, Inc. ("Company") of record determined as of March 27, 2000 hereby appoints Donn T. Wonnell, Executive Vice President, General Counsel and Secretary, and Michelle S. Bittner, Assistant Secretary, on behalf of the Board of Directors of the Company, and each of them, the proxy of the undersigned, with full power of substitution, to attend the annual meeting ("Annual Meeting") of shareholders, to be held on Thursday, May 11, 2000, beginning at 10:00 a.m. local time, in the Foredeck of the Ballroom of the Hotel Captain Cook, 939 West 5th Avenue, Anchorage, Alaska and any adjournment or adjournments of the Annual Meeting. The undersigned further directs those holders of this Proxy to vote at the Annual Meeting, as specified in the Proxy, all of the shares of common stock of the undersigned in the Company, which the undersigned would be entitled to vote if personally present, as follows:



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                                                               PLEASE MARK
                                                             VOTE IN BOX IN
                                                             THE FOLLOWING   [X]
                                                              MANNER USING
                                                             DARK INK ONLY.

    The Board of Directors recommends a vote "FOR" proposals 1 and 2. If no direction is made, it will be voted "FOR" proposals 1 and 2. If any other business properly comes before the annual meeting, the
             Proxy will be voted at the discretion of your proxies.


                                                      FOR           WITHHOLD
                                                  all nominees      AUTHORITY
                                                  (excepted as     to vote for
                                                     written        all of the
                                                     below)      listed nominees
1. ELECTION OF DIRECTORS                              [ ]              [ ]
   To elect Charles E. Robinson, W. Dexter
   Paine, III, Saul A. Fox, Carl. H. Marrs,
   Byron I. Mallott and Wray T. Thorn as
   Directors for one-year terms expiring at the 2001 Annual Meeting.

   ___________________________________________________

                                             FOR     AGAINST     ABSTAIN
2. To ratify the appointment of              [ ]       [ ]         [ ]
   Deloitte & Touche LLP as
   independent auditors for the
   year ending December 31, 2000:

3. In accordance with their discretion, to vote upon all other matters that may properly come before said Annual Meeting and adjournment, thereof, including matters incidental to the conduct of the meeting.

The undersigned hereby ratifies and confirms all that the proxyholder or the holder's substitute lawfully does or causes to be done by virtue of this Proxy and hereby revokes any and all proxies given prior to this Proxy by the undersigned to vote at the Annual Meeting or any adjournments of the Annual Meeting. The undersigned acknowledges receipt of the Notice of the Annual Meeting and the Proxy Statement accompanying the Notice.



Signature of Shareholder(s) ____________________ Print Name ____________________
Date ____________, 2000

Please date this Proxy, sign it above as your name (or names) appears and return it in the enclosed envelope which requires no postage. Joint owners should each sign personally. When signing as attorney, executor, trustee, guardian, administrator or officer of a corporation, please give that title.

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